                        PRESS RELEASE

9 Meters Biopharma Provides Business Update and Reports Financial Results
for Fourth Quarter and Full Year 2021

–Phase 2 topline vurolenatide data for short bowel syndrome anticipated in Q2 2022

–Phase 3 larazotide interim analysis for celiac disease anticipated in early June 2022

–Executive team strengthened with appointment of highly experienced professionals, including Chief Financial Officer, Chief Commercial Officer, and SVP of Investor Relations & Corporate Communications

–Year-ending cash of $47.0 million is expected to fund ongoing clinical programs and business operations into Q2 2023

Raleigh, NC, March 23, 2022 – 9 Meters Biopharma, Inc. (Nasdaq: NMTR), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases, today provided an overview of its recent achievements, important upcoming milestones, and financial results for the fourth quarter and full year ended December 31, 2021.

John Temperato, President & CEO of 9 Meters Biopharma, commented: “2021 was an exceptionally productive year for 9 Meters as we significantly advanced our pipeline, particularly our lead assets vurolenatide for short bowel syndrome (SBS) and larazotide for celiac disease. We look forward to meaningful data readouts in the second quarter of this year for both, and we believe these readouts will drive our partnership and licensing discussions forward. We are also excited to have bolstered our executive management team with three senior hires at the start of 2022, which position the company well for future growth. Finally, we ended 2021 with $47.0 million in cash, providing cash runway to fund operations into the second quarter of 2023.”

Clinical Development and Business Highlights

Vurolenatide Phase 2 Trial for SBS progressing toward topline data in Q2 2022:
•Our Phase 2 trial known as VIBRANT (VurolenatIde for short Bowel syndrome Regardless of pArenteral support requiremeNT) is a multicenter, double-blind, placebo-controlled parallel group study evaluating the safety, efficacy, and tolerability of vurolenatide in adult patients with SBS.
•Following disruption in staffing and operations at study sites due to the Omicron surge in late 2021 and early 2022, all study sites are now open and active. Top-line data is expected in the second quarter of this year.
•Following topline data, the Company expects to hold an end-of-Phase 2 meeting with the FDA and subsequently be in a position to dose the first patient in our Phase 3 U.S. registration study as early as the third quarter of this year.
•The Company awarded an unrestricted educational grant to Carol Rees Parrish, M.S., RDN, a GI Nutrition Support Specialist, to launch a new educational website, SBSCurbside.org. The service will allow Carol, who has longstanding expertise in caring for patients with SBS, to provide clinicians help and education when caring for their SBS patients.

Larazotide Phase 3 Trial for Celiac Disease interim analysis anticipated in early June:

•Our Phase 3 trial, referred to as CedLara® (Celiac disease Larazotide), is a randomized, double-blind, placebo-controlled study to evaluate the safety and efficacy of larazotide in patients with

                        PRESS RELEASE
celiac disease who continue to experience gastrointestinal (GI) symptoms while following a gluten-free diet.
•On February 28, 2022, 9 Meters announced that the study reached the cut-off for the pre-specified interim analysis with 50% of the target study population randomized.
•The interim analysis should be completed in early June when approximately 50% of subjects have completed 12 weeks of double-blind treatment.

Larazotide Phase 2a study for multisystem inflammatory syndrome in children (MIS-C) resulting from COVID-19 is ongoing. Topline data is expected in 2H 2022:

•The randomized, double-blind, placebo-controlled Phase 2 study is the product of a collaboration with the European Biomedical Research Institute of Salerno, Italy (EBRIS), which is conducting this study.
•Encouraging data was published in the journal Critical Care Explorations on the use of larazotide to treat pediatric patients with MIS-C resulting from COVID-19. The four patients in the case study, ages 3 to 17, experienced significantly faster resolution of GI symptoms and their hospital stays were slightly shorter numerically on average compared to children who did not receive larazotide. Additionally, serum levels of the SARS-CoV-2 spike protein diminished to undetectable levels within one day on average in children treated with larazotide, versus ten days for children not treated with larazotide.

Executive team strengthened by adding individuals with exceptionally strong experience across the biotechnology industry and in the public markets:

•Bethany Sensenig, MBA, CMA, as Chief Financial Officer, with over twenty years of business and strategic financial leadership experience at both early-stage and large biotechnology companies. Ms. Sensenig comes to 9 Meters with CFO and operations experience from Minovia Therapeutics, and notably, spent thirteen years at Biogen, Inc., where she held several positions of increasing responsibility, the latest of which was Vice President of Finance and Commercial Operations.
•Sarah Liu, MBA, as Chief Commercial Officer, with deep commercialization and strategic planning experience in the rare disease space. Ms. Liu comes to 9 Meters from Novartis Gene Therapies, where she was the Vice President and Head of Worldwide New Product Planning and Vice President, Global Marketing, leading the development of the global commercial strategy for ZOLGENSMA®.
•Al Medwar, MBA, as Senior Vice President, Investor Relations & Corporate Communications with extensive investor relations and corporate development expertise. Mr. Medwar has over 30 years of pharmaceutical experience and for 12 years led corporate and business development, marketing and investor and public relations at BioDelivery Sciences through the transition of the company from a development stage to a commercial entity with multiple marketed products.

Pre-Clinical Pipeline Update

NM-102 (proprietary tight-junction microbiome modulator):

•Announced a collaboration agreement with Gustave Roussy, a leading cancer center in France. Gustave Roussy is expanding on the preclinical research showing that NM-102 was effective when combined with immune checkpoint inhibitors (ICIs) in a mouse model of aggressive skin melanoma, and in combination, improved survival compared to ICIs alone.
•Received notice from the United States Patent and Trademark Office that U.S. Patent Application No. 17/239.056 has been allowed. The patent demonstrates that NM-102 can improve the benefit of ICIs for cancer treatment.

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•Announced collaboration with NYU Langone Health investigating the pre-clinical use of NM-102 for an undisclosed autoimmune condition with a large unmet need.

NM-136 (anti-GIP hu-mAb):

•Progressing into IND-enabling work in 2022 for the treatment of rare obesity disorders.

NM-003 (proprietary long-acting GLP-2 agonist):

•Planning is underway for IND-enabling work.

Full Year and Fourth Quarter Financial Results

As of December 31, 2021, the Company’s cash and cash equivalents totaled approximately $47.0 million, compared to approximately $37.9 million as of December 31, 2020.

The Company reported a net loss of approximately $9.6 million, or $0.04 per share, for the fourth quarter of 2021, compared to a net loss of approximately $5.0 million, or $0.03 per share for the fourth quarter of 2020. This increase was primarily due to the advancement of our clinical development programs. The Company reported a net loss of approximately $36.8 million, or $0.15 per share, for the year ended December 31, 2021, compared to a net loss of approximately $61.5 million, or $0.58 per share, for the year ended December 31, 2020. The decrease was primarily related to costs of the merger and acquisition of RDD Pharma and Naia Rare Diseases, of which the majority was non-cash acquired in-process research and development expenses. The Company anticipates its cash runway is sufficient to fund the ongoing clinical programs and business operations into second quarter of 2023.

Key Anticipated 2022 Milestones

•Phase 2 topline data for vurolenatide in SBS in Q2 2022
•Phase 3 interim analysis for larazotide in celiac disease in early June 2022
•Vurolenatide R&D Day (post end-of-Phase 2 meeting with FDA)
•First patient dosed in vurolenatide Phase 3 study for SBS could be as early as Q3 2022
•Phase 2a data for larazotide in MIS-C in 2H 2022

About 9 Meters Biopharma

9 Meters Biopharma, Inc. is a clinical-stage company pioneering novel treatments for people with rare digestive diseases, gastrointestinal conditions with unmet needs, and debilitating disorders in which the biology of the gut is a contributing factor. The Company is advancing vurolenatide, a proprietary Phase 2 long-acting GLP-1 agonist, for short bowel syndrome (SBS); larazotide, a Phase 3 tight junction regulator in non-responsive celiac disease; and a robust pipeline of early-stage assets.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

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Forward-looking Statements

This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; reliance on research and development partners; uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; risks related to cybersecurity and data privacy; intellectual property risks; risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs, including in light of current stock market conditions; risk of delisting from Nasdaq; reliance on collaborators; and risks associated with acquiring and developing additional compounds. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate Contact

Al Medwar
SVP, Investor Relations & Corporate Communications
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media Contact

Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626